March 7, 2019

Dear Fellow Stockholders:

At last year’s annual meeting, our Board of Directors reaffirmed our intent to increase engagement with you, our stockholders. Following the annual meeting, our Chairman of the Board, Chairman of the Compensation Committee, and Chief Executive Officer reached out to all stockholders holding 200,000 or more shares to ask for their thoughts on our executive compensation and corporate governance practices. These stockholders represented over 48% of the shareholdings in our Company. Specifically, our Board was interested in receiving stockholders’ feedback on any recommended improvements in these two areas so that we could incorporate their suggestions into our ongoing executive compensation and corporate governance reviews.

Based on the feedback received, our Board has decided to adopt some of the recommendations, including:

•	Intending to allow our stockholder rights plan to expire on September 15, 2019 without renewal or extension;
•	Adding a 360-degree review element to our annual Board and Committee evaluations;
•	Adopting a claw back policy on executive compensation awards;
•	Diversifying the makeup of our Board; as evidenced by the recent appointment of Cynthia Boiter to our Board;
•	Strengthening our insider trading, anti-hedging and anti-pledging policies; and
•	Initiating an updated benchmark of Executive Compensation.

In addition, our Board has adopted the following plan to incorporate year-round proactive stockholder engagement:

November – January

•	Review governance best practices, regulatory developments, Board skill matrix and our Company's governance policies and practices;
•	Assess stockholder feedback on our governance and executive compensation policies and practices; and
•	Identify and consider acting upon potential areas of enhancement.

February – April

•	Reach out to all our stockholders explaining the significant recent enhancements adopted to our corporate governance practices and compensation policies;
•	Reach out to largest stockholders to solicit their further input on these topics; and
•	Review and discuss feedback received and consider modifications to our governance policies and executive compensation plans where appropriate.

May – July

•

Explain to our all stockholders in our annual proxy statement any changes we have implemented to our governance policies and executive compensation practices in response to shareholder feedback we have received;

•	Reach out again to our large stockholders as to whether there are any topics, they would like us to address at the annual meeting; and
•

After each annual meeting, evaluate the results of our stockholder vote on our director elections and our executive compensation practices, and consider further responsive actions if necessary or desired.

August- October

•	Board, Committee and individual director self-assessment, along with consideration of feedback from stockholders during the year.

We hope that you view these changes as positive steps in stockholder engagement. Of course, stockholders and other interested parties are always free to write or call our Board as provided below:

Write:     Corporate Secretary

Perma-Pipe International Holdings

6410 W. Howard Street

Niles, IL 60714

Call:     Investor Relations

(847) 929-1200

Email:     investor@permapipe.com

Thank you for your investment in PPIH and continued support of our Board and Company.

Very truly yours,

/s/ David S. Barrie	/s/ David J Mansfield
David S. Barrie	David J. Mansfield
Chairman of the Board	Chief Executive Officer